================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)

        INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
          of the Securities Exchange Act of 1934 (Amendment No.    )


            Filed by the Registrant [X]
            Filed by a Party other than the Registrant [_]

            Check the appropriate box:

         [_] Preliminary Proxy Statement       [_] Confidential, for Use of the
         [X] Definitive Proxy Statement            Commission Only (as Permitted
         [_] Definitive Additional Materials       by Rule 14a-6(e)(2))
         [_] Soliciting Material Pursuant to
             Rule 14a-11(c) or Rule 14a-12


                         TARGETED GENETICS CORPORATION
        ---------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


        ---------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.

 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: ____________

(2) Aggregate number of securities to which transaction applies: _______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _______________________________

(4) Proposed maximum aggregate value of transaction: ___________________________

(5) Total fee paid: ____________________________________________________________

 [_] Fee paid previously with preliminary materials.

 [_] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: ______________    (3) Filing Party: _______________


(2) Form, Schedule or                          (4) Date Filed: ________________
    Registration Statement No. ___________

================================================================================

                    [LOGO OF TARGETED GENETICS CORPORATION]

April 10, 2000

Dear Shareholder:

  You are cordially invited to attend Targeted Genetics Corporation's 2000 Annual Meeting of Shareholders. The annual meeting will be held on Friday, May 12, 2000, at 8:30 a.m. local time, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington.

  At the annual meeting, you will be asked to elect three directors to Targeted Genetics' board of directors.

  TARGETED GENETICS' BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

  You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the proxy statement for additional information.

  Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you give in your proxy. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your prompt cooperation is greatly appreciated.

                                          Sincerely,

                                          /s/ H. Stewart Parker

                                          H. Stewart Parker
                                          President and Chief Executive
                                           Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                         TARGETED GENETICS CORPORATION
                           1100 Olive Way, Suite 100
                           Seattle, Washington 98101

               NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 12, 2000

TO THE SHAREHOLDERS OF TARGETED GENETICS CORPORATION:

  We will hold the 2000 Annual Meeting of Shareholders of Targeted Genetics Corporation on Friday, May 12, 2000, at 8:30 a.m. local time, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, for the following purpose:

    1. To elect three Class 3 directors to Targeted Genetics' board of directors, to hold office until the third annual meeting of shareholders following this election or until their successors are elected and qualified.

    2. To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

  These items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 20, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

  The directors elected will be the three candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting.

  You are cordially invited to attend the annual meeting. To assure your representation at the annual meeting, however, you should complete, sign, date, and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. Your shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted by signing and returning a proxy for the same shares bearing a later date, by filing with the Secretary of Targeted Genetics a written revocation bearing a later date or by attending the annual meeting and voting in person.

                                          By Order of the Board of Directors

                                          /s/ James A. Johnson

                                          James A. Johnson
                                          Secretary

Seattle, Washington
April 10, 2000

                         TARGETED GENETICS CORPORATION

                               ----------------

                                PROXY STATEMENT

  This proxy statement is being furnished to holders of shares of common stock of Targeted Genetics Corporation, a Washington corporation, in connection with the solicitation of proxies by our board of directors for use at our 2000 Annual Meeting of Shareholders and at any adjournments or postponements of the annual meeting. We will hold the annual meeting on Friday, May 12, 2000 at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, at 8:30 a.m. local time. The approximate date of the mailing of this proxy statement and the accompanying proxy is April 12, 2000.

Matters to Be Considered at the Annual Meeting

  At the annual meeting, shareholders of record of Targeted Genetics as of the close of business on March 20, 2000 will consider and vote on (1) the election of three Class 3 directors to the board, to hold office until the third annual meeting of shareholders following this election and until their successors are elected and qualified; and (2) such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

  THE BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" ELECTION OF THE NOMINEES FOR DIRECTOR.

Record Date; Shares Entitled to Vote; Vote Required

  Only our shareholders of record at the close of business on the record date, March 20, 2000, are entitled to notice of and to vote at the annual meeting. We have one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote. As of the record date, 36,362,679 shares of common stock were issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting.

  The directors elected at the annual meeting will be the three candidates receiving the greatest number of votes cast by the holders of shares of common stock present, in person or by proxy, at the annual meeting. Holders of shares of common stock are not entitled to cumulate votes in the election of directors. As of the record date, our directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 15% of the outstanding shares of our common stock. Each of our directors and executive officers plans to vote or direct the vote of all shares of common stock over which he or she has voting control in favor of the election of the nominees for director.

  Abstentions and broker nonvotes will have no effect on the election of directors since they will not represent votes cast for the purpose of voting for the election of directors.

Proxies

  Shares of common stock represented by properly executed proxies we receive at or before the annual meeting that have not been revoked will be voted at the annual meeting in accordance with the instructions contained in the proxy. Shares of common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" the election of the nominees for director. To ensure that your shares are voted, please complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope we have provided. You may revoke a proxy by

  . submitting a later-dated proxy for the same shares at any time before the vote on the election of the nominees for director;

  . delivering written notice of revocation to the Secretary of Targeted Genetics at any time before the vote; or

  . attending the annual meeting and voting in person. Mere attendance at the annual meeting will not in and of itself revoke a proxy.

  If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Proxy Solicitation

  We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. We will not additionally compensate our directors, officers and employees for this solicitation but will reimburse them for out-of-pocket expenses they incur. We will reimburse brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them for the reasonable expenses they incur in forwarding the material.

                                   PROPOSAL

                             ELECTION OF DIRECTORS

  Our Amended and Restated Bylaws provide that our board of directors shall be composed of not less than one nor more than nine directors. At present, we have seven directors, each of whom is placed into one of three classes such that, to the extent possible, there is an equal number of directors in each class. At the first election of directors to the classified Board, which took place in 1994, each Class 1 director was elected to serve a one-year term, each Class 2 director was elected to serve a two-year term and each Class 3 director was elected to serve a three-year term. Every director subsequently elected to the Board generally holds office for a three-year term and until his or her successor is elected and qualified. However, if a director resigns from the board before the expiration of his or her term, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially must be elected to a shorter term.

  At the annual meeting, three Class 3 directors are to be elected, each to hold office for a three year term Nelson L. Levy, H. Stewart Parker and Mark Richmond have been nominated for election to the Board as Class 3 directors. Dr. Levy has been nominated to fill the vacancy left by the resignation of Martin Sutter as director. We intend to cast votes in accordance with the accompanying proxy for the election of these nominees unless contrary instructions are received. If any nominee should become unavailable for any reason, we intend to cast votes for a substitute nominee designated by the board. The board has no reason to believe that any of the nominees named will be unable to serve if elected.

Nominees

  Nelson L. Levy (age 58) has been a director of Targeted Genetics since May 1999. Since 1993, Dr. Levy has served as chairman of the board and chief executive officer of CoreTechs Corporation, a private consulting firm that focuses on the development of early stage technologies. From 1992 to 1993, he served as president of Fujisawa Pharmaceutical Company, the American subsidiary of Japan's third-largest pharmaceutical company. From 1984 to 1992 he served as chief executive officer of CoreTechs Corporation. Before serving as vice president for Pharmaceutical Research at Abbott Laboratories from 1981 to 1983, Dr. Levy was a tenured professor of microbiology and immunology at Duke University. He serves on the board of directors of Zonagen, Inc. and several privately held companies and serves on the scientific advisory boards of several biotechnology companies. Dr. Levy received his B.A. from Yale University, his M.D. from Columbia University and his Ph.D. from Duke University.

  H. Stewart Parker (age 44) managed the formation of Targeted Genetics as a wholly owned subsidiary of Immunex Corporation and has been president, chief executive officer and a director since Targeted Genetics' inception in 1989. She served in various capacities at Immunex from August 1981 through December 1991, most recently as vice president, corporate development. Ms. Parker also served as president and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products, from February 1991 to January 1993. Ms. Parker is currently a member of the board of directors and the executive committee of BIO, the primary trade organization representing the biotechnology industry. She received her B.A. and M.B.A. from the University of Washington.

  Mark Richmond (age 69) has been a director of Targeted Genetics since July 1996. He is a business consultant and a research fellow of the School of Public Policy, University College London. From January 1993 until his retirement in February 1996, Dr. Richmond served as director of research at Glaxo Wellcome plc (previously Glaxo plc), a pharmaceutical company. From October 1990 until December 1993, he served as chairman of the Science and Engineering Research Council, London. Dr. Richmond serves on the board of directors of Genentech, Inc. and several privately held biotechnology companies. He received his Ph.D. and D.Sc. from Cambridge University, England.

Continuing Directors--Terms Expire 2001

  Jack L. Bowman (age 67) has served as a director of Targeted Genetics since March 1997. From 1987 until his retirement in January 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, with primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, Mr. Bowman held various positions at American Cyanamid Company, a pharmaceutical company, most recently as executive vice president. Mr. Bowman served as a member of the board of trustees of The Johns Hopkins University and currently serves as a director of Cell Therapeutics, Inc., Celgene Corporation, Cellegy Pharmaceuticals, Inc., CytRx Corporation, NeoRx Corporation and Osiris Therapeutics Inc.

  Jeremy L. Curnock Cook (age 51) has been a director of Targeted Genetics since July 1995 and was elected chairman of the board in February 1998. Mr. Cook founded the International Biochemicals Group in 1975, which he sold to Royal Dutch Shell in 1985, serving as managing director until 1987. He is a director of Rothschild Asset Management Limited and has been responsible for the Rothschild Bioscience Unit since 1987. He is also a director of Cell Therapeutics, Inc., Creative BioMolecules Inc. and Ribozyme Pharmaceuticals Inc., as well as several public and privately held companies outside the United States, including International Biotechnology Trust plc (U.K.). Mr. Cook received his M.A. in Natural Sciences from Trinity College, Dublin.

Continuing Directors--Terms Expire 2002

  James D. Grant (age 67) has been a director of Targeted Genetics since February 1993. Mr. Grant served as chief executive officer of T Cell Sciences, Inc., a biotechnology company, from 1986 to 1992 and as chairman of the board from 1986 until his retirement in 1997. He was vice president of CPC International, Inc., a multinational food and industrial products company, from 1972 to 1986. Mr. Grant served as deputy commissioner of the Food and Drug Administration (the "FDA") from 1969 to 1972, and was vice chairman of the Advisory Committee on the FDA from 1990 to 1991. Mr. Grant currently serves on the board of directors of Biocompatibles, Ltd. (U.K.) and International Biotechnology Trust plc (U.K.).

  Louis P. Lacasse (age 43) has been a director of Targeted Genetics since May 1998. Mr. Lacasse has served as president of GeneChem Management, Inc., manager of GeneChem Technologies Venture Fund L.P., a venture capital fund, since May 1997. He served as vice president (Healthcare and Biotechnology) of SOFINOV, an investment subsidiary of Caisse de depot et placement du Quebec, from July 1987 to May 1997. Mr. Lacasse has previously served on the boards of a number of private and public companies, including Biochem Pharma Inc., and he currently serves on the boards of several privately held biotechnology companies.

Director Compensation

  Directors who are employees of Targeted Genetics do not receive any fee for their services as directors. We pay directors who are not employees of Targeted Genetics meeting attendance fees of $1,000 for each board meeting attended in person, $500 for each telephonic board meeting and $500 for each committee meeting held separately from a board meeting, whether in-person or telephonic. We also grant our nonemployee directors stock options under our nonemployee director stock option grant program in our 1999 Stock Option Plan and reimburse them for travel expenses they incur in attending meetings.

Committees of the Board and Meetings

  We have established standing committees of the board, including audit, compensation and nominating committees. Each of these committees is responsible to the full board, and its activities are therefore subject to approval of the board. The functions performed by these committees can be summarized as follows.

  Audit Committee. The audit committee reviews our corporate accounting and reporting practices, internal accounting controls, audit plans and results, investment policies and financial reports to ensure that our assets are appropriately safeguarded and to ensure the quality and integrity of our financial records. In addition, the audit committee recommends to the board the independent auditors to be retained by Targeted Genetics. The members of this committee are Jeremy L. Curnock Cook, Louis P. Lacasse and Nelson L. Levy. The audit committee met twice during 1999.

  Compensation Committee. The compensation committee establishes salaries, incentives and other forms of compensation for our directors and officers. This committee also administers our various incentive compensation and benefit plans, including stock option plans, and recommends the establishment of policies relating to the incentive compensation and benefit plans. The members of this committee are Jack L. Bowman, James D. Grant and Mark P. Richmond. This committee met once during 1999.

  Nominating Committee. The nominating committee makes recommendations to the board concerning the desired qualifications of prospective candidates to fill vacancies on the board. The members of this committee are H. Stewart Parker and James D. Grant. This committee did not meet in 1999. The nominating committee will consider shareholder recommendations for director-nominees that are submitted in accordance with the procedures established in our bylaws.

  During 1999, there were eight meetings of the Board, four of which were held telephonically. With the exception of Mr. Curnock Cook and Mr. Richmond, each of our directors was in attendance at 75% or more of the total number of board meetings held during that director's service on the board. Each of the directors was in attendance at all of the committee meetings held during the director's service on the applicable committee.

                            EXECUTIVE COMPENSATION

Compensation Summary

  The following table lists all compensation earned during 1999, 1998 and 1997 by our chief executive officer and our other executive officers whose salary and bonus exceeded $100,000 for 1999 (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                                       Long-Term
                                                      Compensation
                                                         Awards
                                         Annual       ------------
                                      Compensation     Securities
                                    -----------------  Underlying   All Other
 Name and Principal Position   Year  Salary   Bonus     Options    Compensation
 ---------------------------   ---- -------- -------- ------------ ------------
 H. Stewart Parker...........  1999 $265,000 $104,675   133,079       $2,716(1)
 President and Chief           1998  229,000   57,250    95,875          593
  Executive Officer            1997  216,000      --     60,196        2,783

Barrie J. Carter, Ph.D. ....   1999  185,000   58,460    67,411        3,052(2)
 Executive Vice President      1998  174,000   34,800    59,300        1,365
  and Director of Research     1997  167,000      --     37,081        3,527
   and Development

 James A. Johnson............  1999  180,500   57,038    61,600        2,716(3)
 Senior Vice President,        1998  159,000   23,850    54,152          640
  Finance and Administration,  1997  152,500      --     33,950        2,783
  Chief Financial Officer,
  Treasurer and Secretary

--------
(1) All Other Compensation consists of matching contributions to a 401(k) savings plan of $2,500 in 1999, $185 in 1998 and $2,375 in 1997 and excess life insurance premiums of $216 in 1999 and $408 in 1998 and 1997.

(2) All Other Compensation consists of matching contributions to a 401(k) savings plan of $2,500 in 1999, $213 in 1998 and $2,375 in 1997 and excess life insurance premiums of $552 in 1999 and $1,152 in 1998 and 1997.

(3) All Other Compensation consists of matching contributions to a 401(k) savings plan of $2,500 in 1999, $232 in 1998 and $2,375 in 1997 and excess life insurance premiums of $216 in 1999 and $408 in 1998 and 1997.

Option Grants in 1999

  The following table provides information regarding options granted to the Named Executive Officers during 1999.

                       Option Grants in Last Fiscal Year



                                                                           Potential
                                       Individual Grants               Realizable Value
                         -------------------------------------------   at Assumed Annual
                                     Percent of                         Rates of Stock
                         Number of  Total Options                            Price
                           Shares    Granted to                        Appreciation for
                         Underlying Employees in  Exercise               Option Term(3)
                          Options    Last Fiscal    Price   Expiration -----------------
Name                     Granted(1)    Year(2)    ($/Share)    Date     5%($)    10%($)
----                     ---------- ------------- --------- ---------- -------- --------
H. Stewart Parker.......  133,079       18.3%       $2.25   1/21/2009  $188,307 $477,208
Barrie J. Carter,
 Ph.D. .................   67,411        9.3         2.25   1/21/2009    95,387  241,729
James A. Johnson........   61,600        8.5         2.25   1/21/2009    87,164  220,891

--------
(1) Options are granted at the fair market value on the date of grant and vest over four years, with 6.25% of each grant becoming exercisable quarterly, beginning three months after the date of grant. Certain changes in control of Targeted Genetics can trigger accelerated vesting of stock options and rights to related payments.

(2) We granted options to purchase 727,765 shares of common stock to our employees during 1999.

(3) The dollar amounts under these columns are calculated based on assumed rates of appreciation of 5% and 10% and are not intended to forecast future appreciation. The Named Executive Officers will realize no value if our stock price does not exceed the exercise price of the options.

Option Exercises in 1999 and 1999 Option Values

  The following table provides information regarding unexercised options held as of December 31, 1999 by the Named Executive Officers. None of these individuals exercised any options during 1999.

                         Fiscal Year-End Option Values

                                  Total Number of        Value of Unexercised
                              Unexercised Options at    In-the-Money Options at
                                Fiscal Year-End(#)       Fiscal Year-End($)(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
H. Stewart Parker...........   210,866      242,992     $216,119     $336,135
Barrie J. Carter, Ph.D. ....   115,383      139,503       45,080      187,445
James A. Johnson............   129,218      127,567       98,782      171,227

--------
(1) The value of the unexercised options is calculated based on the closing share price of our common stock on the Nasdaq National Market on December 31, 1999, which was $3.94 per share.

Change in Control Arrangements

  Senior Management Employment Agreements. In October 1996, we entered into Senior Management Employment Agreements with each of Ms. Parker, Dr. Carter and Mr. Johnson. These agreements provide that upon a "change in control" (as that term is defined in the agreements), each of these executives will be entitled to receive an annual base salary of no less than his or her salary in effect before the change in control and an annual bonus at least equal to the average of his or her annual bonuses for the three prior years. In addition, each of these executives will be entitled to insurance coverage and other employee benefits no less favorable than our benefits in effect before the change in control. If during the two-year period after a change in control we terminate the employment of any of these executives for any reason other than death, disability or "cause" or the executive terminates his or her employment for "good reason" (as these terms are defined in the agreements), the terminated executive will be entitled to specified additional benefits, including a lump-sum payment equal to one and one-half (or, in the case of Ms. Parker, two times) of the sum of (1) that executive's annual salary before the change in control (or on the date of termination, if the executive's salary is higher on that date) and (2) a percentage of that salary equal to the executive's percentage bonus for the year before the change in control. If no such bonus was paid or if the bonus cannot be determined, the applicable percentage will be 10%. In addition, the terminated executive will be entitled to be paid an amount sufficient to compensate the executive for any excise tax, including interest and penalties, imposed under Section 4999 of the Code and will be entitled to continuation of life insurance, disability, health, dental and other similar employee benefits for one year after termination. The Senior Management Employment Agreements may be terminated with 30 days' prior written notice, but we will remain liable for any obligations arising before the termination.

  Option Plans. Our Restated 1992 Stock Option Plan, which has been suspended, and the our 1999 Stock Option Plan both contain provisions that could result in the accelerated vesting of options granted under those plans in the event of a "change in control," as that term is defined in the option plans.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The compensation committee of our board of directors (the "Committee") currently consists of Jack L. Bowman, James D. Grant and Mark P. Richmond, all of whom are nonemployee directors. The Committee is responsible for our executive compensation program and for administering our option plans. On an annual basis, the Committee evaluates the performance and compensation of our executive officers.

  Our executive compensation philosophy is to pay competitively to attract qualified executive personnel capable of leading Targeted Genetics to achieving our business objectives, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives' financial interests with those of our shareholders.

  Our executive compensation program includes the following components:

  . competitive base salaries that target the 50th percentile of base salaries paid by other biotechnology companies of comparable size and mission with which we compete for qualified executives;

  . annual bonuses that are structured to encourage executives to focus on achieving important short-term corporate objectives; and

  . long-term incentives in the form of stock option grants, which provide financial rewards on the same basis as those realized by our shareholders.

  Base Salaries and Bonuses. On January 18, 1999, the Committee met to consider the compensation levels of our executive officers, which were reviewed in comparison to: (1) Radford Associates' 1998 Biotechnology Compensation Survey Report, a published survey of salaries paid by 401 companies within the biotechnology industry, with a subset of data for companies with 51 to 149 employees; (2) Top Five Data Services' 1998 Report on Executive Compensation in the Biopharmaceutical Industry, a survey of 388 publicly traded companies engaged in research, development, manufacture or distribution of drugs, therapies or diagnostic products; and (3) the salary levels of executives at the following publicly traded "peer group" companies:
Ariad Pharmaceuticals, Inc., Avigen, Inc., Cell Genesys, Inc., GeneMedicine, Inc., Megabios Corp., Onyx Pharmaceuticals, Inc., Ribozyme Pharmaceuticals, Inc. and Vical Incorporated.

  After review and analysis of the industry data described above, the Committee concluded that Ms. Parker's base salary was substantially below the targeted 50th percentile compared to all available benchmarks. Accordingly, the Committee directed a 16% increase in Ms. Parker's base salary to $265,000, which placed her salary at approximately 96% of the 1998 benchmark. Next, the Committee reviewed the base salaries of Dr. Carter and Mr. Johnson and concluded that both were near the targeted 50th percentile. The Committee recommended a 6% increase in Dr. Carter's base salary, to $185,000, which put it at approximately 99% of the 1998 benchmark. The Committee recommended a 13% increase in Mr. Johnson's base salary, to $180,500, reflecting both a market adjustment and his promotion to Senior Vice President, Finance and Administration. This increase put Mr. Johnson's base salary at approximately 109% of the 1998 benchmark.

  On January 20, 2000, the Committee met to evaluate the performance of our executive officers with respect to our corporate objectives that were set in early 1999. The primary objectives covered completion of transactions to strengthen the company financially and strategically; progress in the development of tgAAV-CF according to plan; development of product pipeline opportunities; and conservation of cash resources. The first objective, related to strategic and financial transactions, was weighted significantly more than the other three objectives. Performance relative to these four objectives was the basis for payout of the executive officers' target bonus. In addition, the target bonus could be increased by up to 100% based on the generation of return on investment to our shareholders, as measured by our stock price performance during the year. The Committee concluded that the executive officers had performed well in 1999 and that all of the identified corporate objectives had been substantially achieved. However, given that certain cash inflows, some of which are contingent on future events, will not occur until mid-2000, the Committee recommended that bonuses be paid to our executive officers at 79% of target amounts, which were 25% of 1999 base salaries for Ms. Parker and 20% for Dr. Carter and Mr. Johnson. The Committee resolved to revisit the remaining 21% of target bonuses at mid-year 2000, based on the actual cash inflows realized at that time. Furthermore, since our share price increased by more than 200% during the year, as measured by a 20-day average price in late December and early January, the target bonus payout was increased by 100% for each executive officer.

  Stock Option Grants. We grant stock options to provide a long-term incentive opportunity that is directly linked to an increase in shareholder value. Options generally have been granted with an exercise price equal to the market value of our common stock on the date of the grant, have a term of ten years and become exercisable over a four-year period beginning on the date of grant. To encourage stock retention, we grant all options as incentive stock options to the maximum extent possible under the Code.

  The Committee uses a formula to establish the number of stock option grants to be awarded annually to our executives, as follows: the number of shares on which options are to be awarded equals the executive's base salary (multiplied by 125% in the case of Ms. Parker), adjusted upward or downward depending on company performance, divided by the closing price of our common stock on the award date or an average of closing prices of our stock over the twenty-day period ending on the award date. For 1999, the formula was not adjusted for company performance and the divisor for the formula was the closing price of the our common stock on the date of the stock option grant. The resulting share amounts awarded in January 2000 were 38,686 shares for Ms. Parker, 21,606 shares for Dr. Carter and 21,080 shares for Mr. Johnson.

  Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and any other of its four most highly compensated executive officers. Compensation that qualifies as "performance-based," however, is excluded from the $1 million limit. The Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. In addition, our stock option plans are designed to qualify as performance-based compensation that is fully deductible by us for income tax purposes. The Committee will continue to monitor the compensation levels potentially payable under our other compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and the best interests of Targeted Genetics.

                                          Compensation Committee

                                          Jack L. Bowman
                                          James D. Grant
                                          Mark P. Richmond

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total shareholder return for Targeted Genetics, the Nasdaq Stock Market Total Return Index and a peer group composed of Avigen, Inc., Cell Genesys, Inc., Collateral Therapeutics, Inc., GeneMedicine, Inc., Genetic Therapy, Inc., Megabios Corp., Onyx Pharmaceuticals, Inc., Somatix Therapy Corporation, Transgene SA, Viagene, Inc., and Vical Incorporated ("Gene Therapy Peer Group"). Since there is no widely recognized standard industry group comprised of Targeted Genetics and peer companies, this peer group is composed of companies that are or were in the gene therapy business and that we believe to be companies that analysts have frequently used to compare with an investment in Targeted Genetics. The graph shows the value of $100 invested on December 30, 1994 in our common stock, the Gene Therapy Peer Group and the Nasdaq Stock Market Total Return Index.

       Comparison of Cumulative Total Return Among Targeted Genetics Corporation, Gene Therapy Peer Group and the Nasdaq Stock Market
                            Total Return Index

                             [CHART APPEARS HERE]



                             Dec. 30, Dec. 29, Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                               1994     1995     1996     1997     1998     1999
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  Targeted Genetics.......   $100.00  $107.14  $ 85.71  $ 50.00  $ 25.00  $ 75.00
----------------------------------------------------------------------------------
  Gene Therapy Peer Group.   $100.00  $433.70  $339.34  $228.37  $148.35  $345.62
----------------------------------------------------------------------------------
  Nasdaq Stock Market.....   $100.00  $141.34  $173.89  $213.07  $300.25  $542.43

                            PRINCIPAL SHAREHOLDERS

  The following table provides information with respect to the beneficial ownership of shares of our common stock as of March 10, 2000 by

  . each person that we know beneficially owns more than 5% of our common stock;

  .  each of our directors;

  .  each of the Named Executive Officers; and

  .  all of our directors and executive officers as a group.

  The percentage ownership data is based on 36,344,346 shares of our common stock outstanding as of March 10, 2000. Under the rules of the Securities and Exchange Commission ("SEC"), beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

                                                                    Percent of
              Name and Address of             Amount and Nature of Common Stock
               Beneficial Owner               Beneficial Ownership Outstanding
              -------------------             -------------------- ------------
   5% Owners:
    International Biotechnology Trust plc...       4,664,286(1)        12.5%
     c/o Rothschild Asset Management Limited
     Five Arrows House
     St. Swithin's Lane
     London, England EC4N 8NR
    SOFINOV.................................       3,800,000(2)        10.1%
     1981, avenue McGill College
     Montreal, Quebec H3A 3C7
    The Equitable Life Assurance Society....       2,692,200(1)         7.2%
     City Place House
     55 Basinghall Street
     London, England EC2V 5DR
    Immunex Corporation.....................       2,613,122            7.2%
     51 University Street
     Seattle, WA 98101
    GeneChem Technologies Venture Fund
     L.P. ..................................       2,450,185(1)         6.6%
     c/o GeneChem Management Inc.
     1001 De Maisonneuve Boulevard West
     Suite 920
     Montreal, Quebec H3A 3C8
    Elan International Services, Ltd. ......       2,148,899            5.9%
     102 St. James Court
     Flatts
     Smiths FL 04
     Bermuda
   Directors and Executive Officers:
    H. Stewart Parker.......................         442,830(3)         1.2%
    Barrie J. Carter, Ph.D. ................         281,320(4)           *
    James A. Johnson........................         168,273(5)           *
    Jack L. Bowman..........................          25,000(6)           *
    Jeremy Curnock Cook.....................       4,702,619(7)        12.9%
    James D. Grant..........................          28,333(8)           *
    Louis P. Lacasse........................       2,461,852(9)         6.6%
    Nelson L. Levy, Ph.D., M.D. ............           5,000(6)           *
    Mark Richmond, Ph.D., D.Sc. ............           5,000(6)           *
    All directors and executive officers as
     a group (9 persons)                           8,120,227(10)       19.6%

--------
  *   Less than 1%.

 (1)  Includes warrants to purchase 1,000,000 shares of common stock.

 (2)  Includes warrants to purchase 1,333,333 shares of common stock.

 (3) Includes 276,075 shares subject to options that are exercisable within 60 days of March 10, 2000.

 (4) Includes 154,655 shares subject to options that are exercisable within 60 days of March 10, 2000.

 (5) Includes 165,273 shares subject to options that are exercisable within 60 days of March 10, 2000.

 (6) Represents shares subject to options that are exercisable within 60 days of March 10, 2000.

 (7) Represents 3,664,286 shares of common stock owned by International Biotechnology Trust plc ("IBT"), an investment trust whose shares are traded on the London Stock Exchange; warrants held by IBT to purchase 1,000,000 shares of common stock; and 38,333 shares subject to options that are exercisable within 60 days of March 10, 2000. Mr. Cook is a management director of Rothschild Asset Management Limited, the investment manager and secretary of IBT, and therefore has power to direct IBT's investments. Mr. Cook disclaims beneficial ownership of the securities owned by IBT.

 (8) Includes 16,333 shares subject to options that are exercisable within 60 days of March 10, 2000.

 (9) Represents 1,450,185 shares of common stock owned by GeneChem Technologies Venture Fund L.P. ("GeneChem"); warrants held by GeneChem to purchase 1,000,000 shares of common stock; and 11,667 shares subject to options that are exercisable within 60 days of March 10, 2000.
      Mr. Lacasse is President of GeneChem Management Inc., the manager of GeneChem, and thereby has power to vote the securities. Mr. Lacasse disclaims beneficial ownership of the securities owned by GeneChem.

(10) Includes 3,664,286 shares of common stock owned by IBT; warrants held by IBT to purchase 1,000,000 shares of common stock; 1,450,185 shares of common stock owned by GeneChem; warrants held by GeneChem to purchase 1,000,000 shares of common stock; and 687,336 shares subject to options that are exercisable within 60 days of March 10, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires our executive officers, directors and holders of 10% or more of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulations require our executive officers, directors and greater-than-10% shareholders to give us copies of all
Section 16(a) forms they file with the SEC.

  Based solely on our review of the copies of these forms received by us, or written representations from reporting persons that no such forms were required for those persons, we believe that during calendar year 1999 our executive officers, directors and greater-than-10% shareholders complied with all applicable filing requirements, other than a late filing relating to one transaction in December 1999 by H. Stewart Parker, our president, chief executive officer and director.

                             INDEPENDENT AUDITORS

  Representatives of Ernst & Young LLP, our independent auditors, are expected to attend the annual meeting and will be available to respond to appropriate questions from shareholders.

                                OTHER BUSINESS

  We do not intend to present any business at the annual meeting other than the election of directors described in the accompanying Notice of Annual Meeting of Shareholders, and we have no present knowledge that any other person intends to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement of the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to those matters.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Under the SEC's proxy rules, shareholder proposals that meet specified conditions may be included in our proxy statement and proxy for a particular annual meeting. Shareholders that intend to present a proposal at our 2001 annual meeting must give us notice of the proposal not later than January 12, 2001 for the proposal to be considered for inclusion in the proxy materials for that meeting. Shareholders that intend to present a proposal that will not be included in the proxy materials must give us notice of the proposal at least 60 days but not more than 90 days before the date of the 2001 annual meeting.

                          ANNUAL REPORT AND FORM 10-K

  Copies of our 2000 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1999 are being mailed with this proxy statement to each shareholder of record. If you did not receive a copy of the Annual Report or Form 10-K, you may obtain one without charge by writing or calling Investor Relations, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612.

                                                               Please mark
                                                                your vote   [X]
                                                               as indicated


The Board of Directors recommends a vote "FOR the Nominees" in item 1.

(1)  ELECTION OF THREE CLASS 3 DIRECTORS       FOR the             WITHHOLD
     Nominees: Nelson L. Levy,                 Nominees            AUTHORITY
               H. Stewart Parker and             [_]            to vote for the
               Mark Richmond                                       Nominees
                                                                     [_]



     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" ITEM 1.


     WITHHOLD for the following only: (write the name of the nominee in the space below)



                                   I plan to attend the Annual Meeting [ ]

                          _____
                              |    Please sign exactly as your name appears
                              |    hereon. Attorneys, trustees, executors and
                                   other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title.
                                   If your shares are held by two or more
                                   persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.


     Date                          Signature(s)
         ----------------------                ---------------------------------

     Date                          Signature(s)
         ----------------------                ---------------------------------


--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                         TARGETED GENETICS CORPORATION

   This Proxy is solicited by Targeted Genetics' board of directors for the Annual Meeting of Shareholders to be held on May 12, 2000

     The undersigned hereby appoint(s) H. Stewart Parker and James A. Johnson, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Targeted Genetics Corporation held of record by the undersigned on March 20, 2000 at the Annual Meeting of Shareholders of Targeted Genetics to be held at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, at 8:30 a.m. on Friday, May 12, 2000, with authority to vote upon the matter listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.


              IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE







--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .